Exhibit 23.3

CONSENT INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated AC Immune SA 2016 Stock Option and Incentive Plan of our report dated March 20, 2018 with respect to the financial statements of AC Immune SA included in its Annual Report (Form 20-F No. 001-37891) for each of the two years in the period ended December 31, 2017 and our report dated April 21, 2016 with respect to the financial statements of AC Immune SA included in its Registration Statement (Form F-1 No. 333-211714) for the year ended December 31, 2015, as filed with the Securities and Exchange Commission.

/s/ Ernst & Young AG

Petit-Lancy, Switzerland

August 5, 2019